Exhibit 5.1


                          [F&M Bancorp Letterhead]


                               December 3, 1998




 Board of Directors
 F&M Bancorp
 110 Thomas Johnson Drive
 Frederick, MD 21702


                Re:  F&M Bancorp
                     Registration Statement on Form S-8

 Gentlemen and Mesdames:

           I have acted as General Counsel to F&M Bancorp, a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement of the Company on Form S-8 filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement") relating to the registration and issuance by the Company of an aggregate of up to 90,538 shares of common stock, par value $5.00 per share (the "Common Stock"), of the Company pursuant to the Monocacy Bancshares Inc. 1994 Stock Incentive Plan and the Monocacy Bancshares, Inc. 1997 Independent Directors' Stock Option Plan (such plans, as amended pursuant to the provisions of the Merger Agreement (as defined below) relating to the terms of the options granted thereunder, the "Plans") which were assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of September 4, 1998 (the "Merger Agreement"), by and between the Company and Monocacy Bancshares, Inc., a Maryland Corporation.

           This opinion is delivered in accordance with the requirements of
 Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

           In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plans, (iii) the form of certificates to be used to represent the shares of Common Stock, (iv) the Articles of Incorporation and Bylaws of the Company, as amended to date, (v) resolutions adopted by the Board of Directors of the Company relating to the Merger Agreement and the issuance of the shares of Common Stock pursuant thereto and related matters, and (vi) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

           In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements or representations of officers and other representatives of the Company and others.

           I am admitted to the bar in the State of Maryland, and express no opinion as to the laws of any other jurisdiction.

           Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the form examined by me, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plans, when issued in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

           I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement. In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                               Very truly yours,

                               /s/ Gordon M. Cooley

                               Gordon M. Cooley
                               General Counsel